EXHIBIT 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Highlights Include New, Expanded, and Extended Collaborations and Increased Royalty Revenue Potential

LA JOLLA, CA – April 20, 2006 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the first quarter of 2006. Consistent with management’s expectations, for the three months ended March 31, 2006, the Company recognized revenues of $2.4 million and incurred total expenses of $9.9 million, resulting in a net loss of $6.6 million. As of March 31, 2006 the Company had cash, cash equivalents and short term investments of approximately $79.3 million.

“The first quarter of 2006 was eventful for Senomyx,” said Kent Snyder, President and Chief Executive Officer of the Company. “We initiated a collaboration with a new major food industry partner, expanded one of our existing collaborations, and extended a second existing collaboration. Importantly, we have leveraged our current discovery and development programs to broaden our food product categories and increase our royalty revenue potential,” Snyder noted.

In March, Senomyx entered into a new collaboration with Ajinomoto Co., Inc., a market leader in food and culinary products with particular expertise in Japan and other Asian markets. Although the agreement was signed in the first quarter, revenues from Ajinomoto will begin to be recognized in the second quarter. The Company will work with Ajinomoto on the discovery and development of novel flavor ingredients in the soup, sauce and culinary aids, noodle, and bouillon product categories within Japan, China, and additional Asian countries. Ajinomoto is one of the world’s top amino acids and food products manufacturers and is renowned for its technology and the quality of its products.

“We were extremely pleased to establish the new partnership with Ajinomoto,” Snyder commented. “This collaboration creates new access for Senomyx to a number of large product categories. In addition, the relationship with Ajinomoto supports our strategy of establishing both global agreements and regional partnerships with market leading companies that provide expertise on taste characteristics preferred by local consumers.

“Also in March, we expanded our agreement with Nestlé, the world’s largest food company, to include commercialization of novel flavors and flavor enhancers in the pet food category, a large, new market opportunity for the Company,” Snyder said. “In addition, we amended the Nestlé agreement to allow Senomyx to reacquire specified rights in certain areas, which enables us to enter into new collaborations for those areas.

“In February, we announced the extension of the collaborative research phase of our research and license agreement with Campbell Soup for an additional three years to March 2009,” Snyder stated. “We appreciate continuing our work with Campbell, one of our long-standing partners and a leading global provider of soup, vegetable-based beverages, and other premium quality foods.”

Senomyx now has eight product discovery and development collaborations with six of the world’s foremost packaged food and beverage companies: Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé. Senomyx expects to receive research funding from one or more of these collaborations through October 2009.

Senomyx had estimated that the combined 2004 worldwide sales of its collaborators’ products that fall within their exclusive or co-exclusive product fields were more than $45 billion. This figure has increased about 15% to approximately $51.5 billion with the addition of the new collaboration with Ajinomoto and the expanded and amended agreement with Nestlé. The Company’s collaboration agreements provide that it will receive royalties of up to 4% on its collaborators’ sales of products containing Senomyx’s flavors, flavor enhancers, or taste modulators. Senomyx does not anticipate that its collaborators will incorporate its flavor ingredients into all of their products within their exclusive product fields.

“We believe that our collaborations with these prominent companies provide validation of Senomyx’s technology and business model, and are consistent with our goal of maximizing Senomyx’s royalty revenue potential by continuing to leverage our unique capabilities. Moving forward, we will be looking for other opportunities to establish additional collaborations with global or regional market leaders seeking to create a competitive advantage for their products,” Snyder said.

“In other recent company news, we were fortunate to announce two outstanding additions to Senomyx’s Board of Directors,” stated Snyder. “Christopher Twomey brings a wealth of finance, audit, and strategic business expertise to the Board. He is currently Senior Vice President, Finance and Chief Financial Officer at Biosite® Incorporated, and he oversees all financial aspects of Biosite, as well as the Human Resources, Facilities, and Information Systems departments. Dennis O’Brien has extensive food industry experience, most recently as the President and Chief Operating Officer of ConAgra Foods Retail Products Company, where he has been responsible for general management of an $8.6 billion packaged foods business. Chris’ financial and business acumen, and Dennis’ knowledge of food industry operations, marketing, and product development, will be of great value to Senomyx as we continue to seek new collaborations and to advance our discovery and development efforts.”

Financial Review:

Revenues were $2.4 million for the first quarter 2006, compared to $3.0 million for the first quarter of 2005, a decrease of 19%. The change is primarily due to the receipt of a milestone payment and cost reimbursement revenue in the first quarter of 2005, partially offset by a net increase in research and development funding revenues.

Research and development expenses, including stock-based compensation expense, were $6.5 million for the quarter, compared to $5.2 million for the first quarter of 2005, an increase of 26%. This increase is primarily due to increased patent-related expenses associated with expanding the Company’s intellectual property portfolio and foreign filing costs, increased outsourced research support expenses, and increased scientific supplies expenses associated with increased research and development activities.

General and administrative expenses were $3.4 million for the first quarter of 2006, compared to $2.6 million for the same quarter in 2005, an increase of 30%. The increase in general and administrative expenses was due to increased salaries and personnel expenses driven by increased headcount and consulting expenses, and to increased non-cash, stock-based compensation expense due to the implementation of SFAS 123(R) in the first quarter of 2006.

The net loss for the quarter was $6.6 million, or $0.22 per share, compared to a net loss in 2005 of $4.6 million, or $0.18 per share.

Financial Outlook for 2006:

“The first quarter financial results met the Company’s expectations. We are expecting an increase in revenues and expenses in 2006 and will continue to manage our operations closely as we advance our discovery and development programs towards commercialization,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “Expense growth is expected to be driven by discovery and development activities, increased headcount, and the adoption of FAS 123(R), which is anticipated to increase our non-cash, stock-based compensation expense.”

“We are expecting growth in our revenues during the second quarter and remaining quarters in 2006,” noted Mr. Poyhonen. “Due to the timing of the signing of the collaboration agreement with Ajinomoto, no revenues related to this collaboration were recognized in the first quarter of 2006; however, we expect to recognize revenues related to this collaboration starting in the second quarter of 2006. We are also continuing our business development efforts, which are directed towards the signing of additional corporate collaborations.”

For the full year 2006, Senomyx continues to expect:

•      Total revenues of $14 million to $16 million

•      Total expenses of $39 million to $41 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•      Net loss of $22 million to $24 million

•      Basic and diluted net loss of $0.74 to $0.80 per share

•      Net cash used in operating activities of $1 million per month on average for the full year

Corporate Highlights:

•              Announced that Senomyx entered into a new research, development, commercialization, and license agreement with Ajinomoto Co., Inc., a market leader in food and culinary products. During the three-year collaborative period, the Company will work with Ajinomoto on the discovery and development of novel flavor ingredients on an exclusive basis in the soup, sauce and culinary aids, and noodle product categories and on a co-exclusive basis in the bouillon product category within Japan and other Asian markets, including China and additional key countries. Ajinomoto has agreed to pay Senomyx an upfront license fee, discovery and development funding, and specified payments upon the achievement of milestones during the collaborative period. Upon commercialization, Senomyx will be entitled to royalty payments based on sales of Ajinomoto products containing any flavor ingredients developed under the agreement.

•              Announced the expansion and amendment of the Company’s agreement with Nestlé SA, the world’s largest food company. The agreement, which covers the discovery and commercialization of novel flavors and flavor enhancers in the dehydrated and culinary food, frozen food, and wet soup product categories, was expanded to include commercialization of novel flavors and flavor enhancers in the pet food category on a co-exclusive basis. Upon commercialization, Senomyx will receive royalty payments based on sales of products containing its flavors and flavor enhancers developed under the amended agreement. The amendment also allows Senomyx to reacquire specified rights from Nestlé in certain areas.

•              Announced an agreement for a three-year extension of the collaborative research phase under the Company’s initial collaborative research and license agreement with Campbell Soup Company, a global manufacturer and marketer of high quality soup and simple meals. During the collaborative research period, Senomyx will continue to work with Campbell on the discovery and commercialization of new ingredients that improve the taste of wet soups and savory beverages. Under the agreement, Campbell will provide research funding over the three-year period as the Company meets specified research goals, and, upon successful outcome of the research, additional payments for milestones and for royalties based on net sales of products using the new ingredients.

Scientific Update:

•              Savory Program:  The primary goals of the Company’s savory flavor ingredients are to reduce or eliminate monosodium glutamate (MSG) and other additives such as sodium inosinate (IMP), and to enhance the savory taste of foods. Senomyx’s collaborator who is evaluating the savory ingredients for commercialization is conducting recipe development and taste tests at multiple sites. These activities are being performed to assess the taste of a variety of product lines incorporating one or more of the savory ingredients. During the first quarter, Senomyx developed a set of formulations containing its savory ingredients in an effort to facilitate this and future product development work.

•              Sweet Program:  The near-term goal of the sweet program is to identify compounds that function at a concentration of one to two parts per million in a wide variety of products and achieve at least a 33% reduction of the carbohydrate sweetener. As described previously, the addition of approximately 1.5 to two parts per million of S951 to 6% fructose-sweetened soft drink and powdered drink prototypes resulted in sweetness equivalent to 10% fructose. This is equivalent to a 40% reduction of the added carbohydrate sweetener. S951 also enabled a significant reduction of the carbohydrate sweetener and maintained sweet taste at a concentration of approximately 6 parts per million in more complex product prototypes such as ice cream and cereal.

Senomyx is continuing to optimize the potency and physical properties of several classes of compounds. Toward this goal, the Company identified S8613, which is approximately as potent as S951 in taste tests, but is more water soluble than S951. Recently, several compounds were identified that are 150 to 200 times more soluble than S951 in a sweetened solution. Such improvements in physical properties are expected to translate to better functionality in products. Senomyx is continuing to taste these improved compounds in various product prototypes and to provide samples of certain prototypes to our collaboration partners for evaluation.

•              Salt Program:  Senomyx is continuing to identify enhancers of the ion channel, ENaC, which is present in human taste cells. Two forms of ENaC, Alpha and Delta, may each play a role in salt taste. Senomyx has identified several new classes of enhancers of Alpha ENaC, the most potent of which are S4613 and S7100. In addition, characterization was completed for Delta ENaC, which has different properties from Alpha ENaC. Activities are ongoing with both Alpha and Delta ENaC, and discovery of Delta ENaC enhancers was initiated using Senomyx’s proprietary screening assays. Sets of Alpha and Delta ENaC enhancers that are active in these assays have been identified.

•              Bitter Program:  The goal of the bitter taste modulation program is to block bitter taste and improve the overall taste characteristics of packaged foods, beverages, and pharmaceutical products. The initial steps of this program involve the identification of taste receptors that respond to bitter ingredients known to be present in a variety of foods, beverages, and pharmaceuticals, followed by the use of these receptors to discover bitter taste blockers. Progress is continuing with several lines of research. Senomyx had previously demonstrated a functional response to 16 of the 25 known human bitter receptors. The Company recently demonstrated the response of two previously uncharacterized bitter receptors to certain bitter-tasting compounds, increasing the total number of receptors for which Senomyx has demonstrated a functional response to 18. Senomyx’s researchers are continuing to evaluate the function of the remaining seven receptors. In addition to this work, the development of high-throughput screening assays for several bitter receptors has been initiated. Screening for bitter blockers using these assays is anticipated by year-end.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial 866-700-7101 or from outside the U.S. dial 617-213-8837.  The participant passcode for this conference call is 23496090.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s projected financial results for 2006; Senomyx’s ability to enter into global or regional collaborations; the size of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenues	$2,411	$2,966

Operating expenses:
Research and development (including $736 and $831 of non-cash stock-based compensation)	6,496	5,159
General and administrative (including $1,039 and $961 of non-cash stock-based compensation)	3,417	2,624
Total operating expenses	9,913	7,783

Loss from operations	(7,502)	(4,817)

Interest income	874	225

Net loss	$(6,628)	$(4,592)

Basic and diluted net loss per share	$(0.22)	$(0.18)

Weighted average shares used in computing basic and diluted net loss per share	29,605	25,185

Condensed Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$79,251	$83,813
Other current assets	1,938	2,300
Property and equipment, net	2,724	2,418
Total assets	$83,913	$88,531

Accounts payable and accrued expenses	$4,312	$4,207
Deferred revenue	1,386	1,728
Deferred rent	2	151
Stockholders’ equity	78,213	82,445
Total liabilities and stockholders’ equity	$83,913	$88,531